Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Cardiac Science Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-130182) on Form S-3 and the registration statement (No. 333-128057) on Form S-8 of Cardiac Science Corporation of our report dated March 17, 2008, with respect to the consolidated balance sheets of Cardiac Science Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Cardiac Science Corporation. Our report refers to a change in the accounting policy for share-based payments to employees as required by Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, effective January 1, 2006.
/s/ KPMG LLP
Seattle, Washington
March 17, 2008